UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) — November 6, 2007
TRUE RELIGION APPAREL, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-51483	98-0352633

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2263 East Vernon Avenue, Vernon, California		90058

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (323) 266-3072
Not Applicable

(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 2.02. Results of Operations and Financial Condition.
Item 4.02. Non-Reliance On Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
SIGNATURES
Ex-99.1 Press Release issued on November 7, 2007

Section 2 — Financial Information
Item 2.02. Results of Operations and Financial Condition.
     On November 7, 2007, True Religion Apparel, Inc. issued a press release announcing preliminary financial results for its third fiscal quarter ended September 30, 2007. A copy of the press release is furnished herewith as Exhibit 99.1.
Section 4 — Matters Related to Accountants and Financial Statements
Item 4.02(a). Non-Reliance On Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On November 6, 2007, the Audit Committee of the Board of Directors determined that the Company will need to restate its previously issued consolidated financial statements for the fiscal periods 2005, 2006 and 2007 due to errors in accounting for income taxes. On that date, the Audit Committee also concluded that, as a result of the pending restatement, the annual consolidated financial statements for the Company’s fiscal years 2005 and 2006, each of the quarters during those fiscal years, and the quarterly condensed consolidated financial statements for fiscal 2007 appearing in the Company’s Form 10-Qs for the quarters ended March 31, 2007 and June 30, 2007, should no longer be relied upon.
     In October 2007, the Company reassessed whether the Company’s income tax expenses, which had been recorded in our previously issued 2005 and 2006 annual consolidated financial statements and the 2007 quarterly condensed consolidated financial statements through June 30, 2007, were calculated considering the federal and state income tax limitations on the deductibility of compensation paid to senior executives set forth in Section 162(m) of the Internal Revenue Code and analogous provisions of applicable state income tax laws. The previously issued financial statements assumed that our compensation programs were designed to and did comply with the federal and state income tax regulations. With the assistance of our recently retained legal and tax advisors, we have determined that we do not fully comply with those regulations. The Company expects that the total related tax impact associated with this matter will result in a balance sheet adjustment and an adjustment to our income tax provision. While the Company has not finalized the amount of these tax effects, the Company currently estimates that its balance sheet as of June 30, 2007 will be impacted by an increase of approximately $2.4 million in liabilities with a corresponding decrease in stockholders’ equity and its income tax provision will increase by approximately $1.6 million in 2005; $0.4 million in 2006; and $0.5 million for the six months ended June 30, 2007.
     The Company’s Audit Committee and members of the Company’s management have discussed the matters disclosed in this Item 4.02 with Deloitte & Touche LLP, the Company’s current independent registered public accounting firm, and Stonefield Josephson, Inc., the Company’s independent registered public accounting firm through May 11, 2007.
     Since we have determined that these previously issued financial statements need to be restated, we will also correct other errors that have been identified since those consolidated financial statements were issued. In particular, we recorded in the first quarter of 2007 a charge in the amount of $1.2 million ($0.7 million after tax) related to an error identified at that time in our accounting for restricted stock compensation. This item will be reversed and recorded in 2006, when the error occurred. In addition, the restated consolidated financial statements will reflect certain other adjustments, none of which individually or in the aggregate is expected to be material.

     We currently estimate that when the foregoing adjustments are reflected in our consolidated financial statements, our net income for the six months ended June 30, 2007 will be increased by approximately $0.3 million; for 2006 will be reduced by approximately $1.0 million; and for 2005 will be reduced by approximately $1.6 million.
     In the course of our review of our compensation programs, the Company has determined to voluntarily review the Company’s historical equity granting practices. The Company’s management is evaluating the appropriate accounting measurement dates to determine the amount of compensation charges and related tax impact that may be recorded against the consolidated financial statements previously filed by the Company with the Securities and Exchange Commission. The preliminary results of this review indicate no impact on our 2007 consolidated statement of income. The Company’s preliminary estimates reflect that the potential additional stock-based compensation expense that could be recognized from fiscal 2003 to 2006 is less than $4.0 million on a pre-tax basis, or $2.4 million on a net income basis. However, the Company has not completed its review of these transactions and the final amounts could differ from the preliminary estimates.
     The Company expects that the adjustments referred to in this Item 4.02 will not materially affect the Company’s current cash position or financial condition. Moreover, these adjustments will not reduce previously reported revenues.
     The impact of these matters on the Company’s internal control over financial reporting and disclosure controls and procedures is being evaluated by the Company.
     The Company expects to complete its review and file its amended financial reports by the end of 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TRUE RELIGION APPAREL, INC.
Date: November 7, 2007	By:	/s/ Peter F. Collins
		Name:	Peter F. Collins
		Title:	Chief Financial Officer